Exhibit 10.9

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT, dated as of December 31, 2013, is entered into by and between ALTISOURCE ASSET MANAGEMENT CORPORATION, a United States Virgin Islands corporation, and its subsidiaries (“AAMC”) and OCWEN FINANCIAL CORPORATION, a Florida corporation, for itself and for the benefit of subsidiaries and affiliates (“OCWEN”).

RECITALS

WHEREAS, AAMC desires to engage OCWEN to provide various services pursuant to the terms and conditions set forth herein, and OCWEN desires to provide such services to AAMC as of the date hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means with respect to any Person (a “Principal”) (a) any directly or indirectly wholly-owned subsidiary of such Principal, (b) any Person that directly or indirectly owns 100% of the voting stock of such Principal or (c) a Person that controls, is controlled by or is under common control with such Principal. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Furthermore, with respect to any Person that is partially owned by such Principal and does not otherwise constitute an Affiliate (a “Partially-Owned Person”), such Partially-Owned Person shall be considered an Affiliate of such Principal for purposes of this Agreement if such Principal can, after making a good faith effort to do so, legally bind such Partially-Owned Person to this Agreement.

“Agreement” means this Services Agreement, including the Schedules hereto.

“Fully Allocated Cost” means, with respect to provision of a Service, the all-in actual cost of the party providing such Service, including all amounts for compensation and benefits (including any incentive amounts awarded pertaining to the Services provided hereunder), technology expenses, occupancy, office and equipment expense, and third-party payments incurred in connection with the provision of such Service, plus an applicable mark up which shall be 15%, including any Taxes payable as a result of performance of such Service.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” means all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Information, inventions (whether or not patentable or patented), processes, know-how, procedures, computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals, and instructions, other proprietary information, and licenses from third parties granting the right to use any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Service(s)” means any services that may be provided by OCWEN to AAMC and set forth on Schedule I, as the same may be amended, modified or supplemented from time to time by the parties hereto to provide for the addition or termination of Services.

“Service Period” means the period during which this Agreement is in full force and effect and during which the Services set forth in Schedule I are performed by OCWEN under this Agreement; provided that the Service Period shall terminate on the date that this Agreement is terminated in accordance with the provisions of this Agreement.

2. Provision of Services.

(a) Generally. Subject to the terms and conditions of this Agreement, OCWEN shall provide, or cause to be provided, to AAMC, solely for the benefit of AAMC’s business in the ordinary course of business, the Services.

(b) Status Report. OCWEN shall provide AAMC with status reports as mutually agreed to by the parties which shall detail the status of such Services.

(c) Notwithstanding anything to the contrary in this Section 2 (but subject to the second succeeding sentence), OCWEN shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services. OCWEN shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, OCWEN shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that (i) OCWEN shall not be obligated to have any individual participate in the provision of any Service if OCWEN determines that such participation would adversely affect OCWEN or its Affiliates; and (ii) none of OCWEN or its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

3. Standard of Performance. OCWEN will use commercially reasonable efforts not to establish priorities, as between OCWEN and its Affiliates, on the one hand, and AAMC and its Affiliates, on the other hand, as to the provision of any Service, and will use commercially reasonable efforts to provide the Services within a time frame so as not to materially disrupt the business of AAMC. Notwithstanding the foregoing, AAMC acknowledges and agrees that, due to the nature of the Services, OCWEN shall have the right to establish reasonable priorities as between OCWEN and its Affiliates, on the one hand, and AAMC and its Affiliates, on the other hand, as to the provision of any Service if OCWEN determines that such priorities are necessary to avoid any adverse effect to OCWEN and its Affiliates. If any such priorities are established, OCWEN shall advise AAMC as soon as possible of any Services that will be delayed as a result of such prioritization, and will use commercially reasonable efforts to minimize the duration and impact of such delays.

4. Fees, Invoicing and Payment.

(a) As compensation for a particular Service, the party receiving such Service agrees to pay the other party the Fully Allocated Cost of providing the Services in accordance with this Agreement.

(b) OCWEN shall submit statements of account to AAMC on a monthly basis with respect to all amounts payable by AAMC to OCWEN hereunder, except as otherwise provided for the related Service in Schedule I (the “Invoiced Amount”), setting out the Services provided, and the amount billed to AAMC as a result of providing such Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services provided by third parties, in each case setting out the Services provided by the applicable third parties). AAMC shall pay the Invoiced Amount to OCWEN by wire transfer of immediately available funds to an account or accounts specified by OCWEN, or in such other manner as specified by OCWEN in writing, or otherwise reasonably agreed to by the Parties, within 30 days of the date of delivery to AAMC of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, AAMC shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

(c) OCWEN may engage third-party contractors, at a reasonable cost, to perform any of the Services, to provide professional services related to any of the Services, or to provide any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the Services (collectively, the “Ancillary Services”) (all of which may be contracted for separately by OCWEN on behalf of AAMC) after giving notice to AAMC, reasonably in advance of the commencement of such Services and Ancillary Services to be so provided by such contractors, of the identity of such contractors, each Service and Ancillary Service to be provided by such contractors and a good faith estimate of the cost (or formula for determining the cost) of the Services and Ancillary Services to be so provided by such contractors. AAMC may, in its sole discretion, decline to accept any such Services or Ancillary Services to be provided by any such contractors by giving prompt written notice to AAMC, provided that, if AAMC so declines any Service or Ancillary Service from any such contractors, then thereafter, notwithstanding anything in this Agreement to the contrary, OCWEN shall be excused from any obligation to provide such Service or Ancillary Service.

(d) OCWEN may cause any third party to which amounts are payable by or for the account of AAMC in connection with Services or Ancillary Services to issue a separate invoice to AAMC for such amounts. AAMC shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof. Any third party invoices that aggregate Services or Ancillary Services for the benefit of AAMC, on the one hand, with services not for the benefit of AAMC, on the other hand (each, a “Commingled Invoice”), shall be separated by OCWEN. OCWEN shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services or the Ancillary Services rendered for the benefit of AAMC (the “Commingled Invoice Statement”). OCWEN shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to AAMC. AAMC shall, within 30 days after the date of delivery to AAMC of such Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to OCWEN. OCWEN shall not be required to use its own funds for payments to any third party providing any of the Services or Ancillary Services or to satisfy any payment obligation of AAMC or any of its Affiliates to any third party provider; provided, however, that in the event OCWEN does use its own funds for any such payments to any third party, AAMC shall reimburse OCWEN for such payments as invoiced by OCWEN within 30 days following the date of delivery of such invoice from OCWEN.

(e) In the event that AAMC does not make any payment required under the provisions of this Agreement to OCWEN when due in accordance with the terms hereof, OCWEN may, at its option, charge AAMC interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, AAMC shall reimburse OCWEN for all costs of collection of overdue amounts, including any reimbursement required under Section 4(d) and any reasonable attorneys’ fees.

5. Term; Termination.

(a) Term. The term of this Agreement shall be deemed to have commenced on January 1, 2013 and shall continue in full force and effect until the date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b) Termination. Either party may terminate this Agreement with or without cause upon thirty (30) days written notice to the other party. AAMC shall pay for all Services performed by OCWEN up to the effective date of termination. During the term of this Agreement, this Agreement may be terminated by either party, if the other party (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within 60 days thereof such party fails to secure a dismissal thereof or (C) makes any assignment for the benefit of creditors.

(c) No termination, cancellation or expiration of this Agreement shall prejudice the right of any party to receive payment due at the time of termination, cancellation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(d) Notwithstanding any provision herein to the contrary, Sections 2, 3, 4, 5, and 6 of this Agreement shall survive the termination of this Agreement.

6. Proprietary Rights. The Services do not constitute works for hire. AAMC agrees that OCWEN exclusively owns any and all object code, source code, flow charts, documentation, information, reports, test results, findings, ideas and any and all works and other materials developed hereunder (collectively, the “Work Product”) and that title thereto shall remain with OCWEN. All applicable patents, copyrights, trademarks, trade secrets and other rights and interests in the Work Products are and shall remain entirely with OCWEN. Upon payment in full of the amounts due hereunder, AAMC shall have the right to use reports and findings prepared as deliverables of the Services for its internal business purposes. Except as otherwise permitted herein, neither party shall sell, transfer, publish, disclose, display or otherwise make available the other party’s Work Product to third parties, and shall take all reasonable steps to prevent its agents, employees or independent contractors from doing any of the foregoing. Work Product shall be considered confidential information. Each party shall retain ownership of its pre-existing materials.

7. Limitation of Liability. NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT INCLUDING ANY WORK PRODUCT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR AMOUNTS DUE FOR SERVICES RENDERED, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES IN EXCESS OF THE AMOUNTS PAID BY AAMC HEREUNDER IN THE TWELVE (12) MONTHS PRECEDING THE EVENT IMPOSING SUCH LIABILITY.

8. Miscellaneous.

(a) Representation and Warranties. Each party hereby represents and warrants to the other party, as applicable, as follows:

(i) Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. Such party has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party, to own and lease its properties and assets and to conduct its business as now conducted.

(ii) The execution, delivery and performance of this Agreement and any related agreements by such party have been duly and validly authorized by such party and by all other necessary action on the part of such party. This Agreement and any related agreements constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PARTIES MAKE AND THE OTHER PARTY RECEIVES ABSOLUTELY NO WARRANTIES, EXPRESS OR IMPLIED. EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, AND TITLE.

(b) Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, administrative agents, heirs and estate, as the case may be. No party may assign its rights and obligations under this Agreement to any third party without the prior consent of the other parties hereto.

(c) Amendments; Entire Agreement. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties hereto. This Agreement, including all exhibits attached hereto, contains the entire understanding of the parties as to the subject matter herein, superseding all prior agreements and understandings as to the subject matter hereof, notwithstanding any oral representations or statements to the contrary heretofore made.

(d) Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing (whether in equity, law or statute) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles that would give rise to the application of the domestic substantive law of any other jurisdiction. This Section and Agreement is subject to compliance with the Economic Development Commission Rules and Regulations (“EDC”) and in case of conflict the EDC requirements will apply to adapt. The parties hereby knowingly and voluntarily waive any right which either or both may have to receive a trial by jury with respect to the claims, controversies or disputes arising out of or which relate to this Agreement or the subject matter hereof.

(e) Counterparts. This Agreement may be executed by the parties in separate counterparts, including via facsimile transmission and portable document format (i.e., “PDF”), each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties.

(f) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when received, or on the third day after mailing by United States mail, registered or certified, postage pre-paid or via nationally recognized overnight courier and properly addressed. Notices shall be sent to the General Counsel of the respective party at the addresses set forth below or such other contact person or address as either party may specify in writing in accordance with this section.

(g) Relationship of the Parties; Force Majeure. In fulfilling its obligations under this Agreement, each party will be acting as an independent contractor. Neither party shall not be liable under this Agreement for nonperformance caused by events not within its reasonable control provided the party makes a good faith effort to perform.

(h) Confidentiality; Compliance with Laws. The parties have entered into a Reciprocal Confidentiality Agreement dated December 19, 2013, which is incorporated herein by reference. Each party shall comply with all laws, rules, guidelines and regulations governing or relating to its obligations under this Agreement.

(i) No Waiver; Section Headings; Severability. A failure of either party to exercise any right provided for herein, shall not be deemed a waiver of any right hereunder. Section headings in this Agreement are for convenience of reference only and are not part of this Agreement. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision(s) of this Agreement which shall remain in full force and effect.

(j) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, including submitting any required notices to or otherwise obtaining any required approvals from any government agencies, and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

ALTISOURCE ASSET MANAGEMENT CORPORATION

By	/s/ Kenneth D. Najour
Name:	Kenneth D. Najour
Title:	Chief Financial Officer
Address:	402 Strand Street Frederiksted, VI 00840-3531

OCWEN FINANCIAL CORPORATION

By	/s/ Timothy M. Hayes
Name:	Timothy M. Hayes
Title:	Executive Vice President and General Counsel
Address:	1661 Worthington Road, Suite 100 West Palm Beach, FL 33409